FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS SECOND-QUARTER RESULTS; NEW CEO TO PRESENT PLANS TO INVESTMENT COMMUNITY AT MARCH EVENT

SECOND-QUARTER FISCAL 2006 OVERVIEW:

o Second-quarter fiscal 2006 diluted EPS was $0.31, including $0.07 per share of expense from items that impact comparability. Excluding the $0.07 per share of expense from items that impact comparability, second-quarter diluted EPS was $0.38.

     >> The items that impact comparability for the quarter include primarily asset impairment charges that relate to a joint venture, as well as accelerated recognition of benefits in connection with the recent transition of certain key executives. Those items are summarized toward the end of this release.

     >> Prior-year earnings of $0.46 per diluted share included $0.01 per share of loss from discontinued operations.

o The company currently is conducting in-depth reviews of its portfolio and operations to refine its profitability improvement initiatives; the company plans to present its strategic plans and implementation timetable at an investor event in New York City on March 16, 2006. Details of that event are provided toward the end of this release.

OMAHA, Neb., Dec. 22, 2005 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today reported results for the fiscal 2006 second quarter ended Nov. 27, 2005. Second-quarter diluted EPS was $0.31 this year and $0.46 last year; several items that impact comparability are summarized toward the end of this release.

Gary Rodkin, President and Chief Executive Officer of ConAgra Foods, commented, "As I stated previously, the current quarter profit shortfall indicates that our fundamentals need to be much stronger. Strengthening the fundamentals will be aggressively pursued but will take a fair amount of time; however, there are opportunities for short-term improvement through better execution, and we will not hesitate to take actions that have clear benefits. To that end, we recently announced organizational changes that will simplify our operating structure and better align our managers with the initiatives that improve execution and effectiveness."

He continued, "We are thoroughly reviewing the components of our product portfolio and how we participate in the marketplace, along with our operating, organizational, and capital structure initiatives so that we have realistic, holistic plans for improvement. When we host our investor event in March, we will comment on all the major elements needed to realize ConAgra Foods' potential. This will include our brand and product portfolio strategy, our plans for more efficient operations, the right levels of brand investment, and our progress toward optimizing our organizational structure. We will articulate how all of those factors relate to our capital allocation discipline, which will be designed to appropriately invest behind our brands, continually strengthen our balance sheet, and give us financial flexibility. Our goal is to implement the strategies that fundamentally strengthen this company and enable it to build sustainable profitable growth consistently."

               Retail Products Segment (59% of YTD company sales)

During the quarter, sales for the Retail Products segment were $2.3 billion, down from $2.5 billion in the same period last year, primarily reflecting a volume decline of 5%. The sales and volume declines largely reflect competitive challenges and difficult comparisons resulting from a strong performance in the year-ago period.

o Sales for the company's top 30 brands as a group, which represent approximately 80% of total segment sales, decreased 5% during the quarter.

     >> Major brands for which sales grew or were in line with last year include ACT II, Butterball, Chef Boyardee, Marie Callender's, and others.

     >> Major brands posting sales declines include Banquet, Healthy Choice, Hunt's, Orville Redenbacher's, and others.

     >> A more complete list of brand gains and declines is posted on the company's Web site in the question-and-answer supplement to this release.

o The company continues to implement its SKU (stock keeping unit) rationalization program and more selective participation in trade promotions. Through these initiatives, the company is focusing on the highest-margin and highest-opportunity products and promotions, and decreasing emphasis on lower-margin products and low-returning trade promotions. While these initiatives may reduce sales in the near term, they are expected to favorably impact profit margins over time and build a more sustainable base.

The Retail Products segment operating profit for the quarter was $311 million, down from $373 million reported for the same quarter last year. The operating profit decline was primarily the result of weak volumes as described above, and reflected increases in some operating costs, such as fuel and energy, transportation, warehousing, steel, and other packaging. Also impacting operating profit were costs of approximately $8 million associated with a recent recall of the company's ready-to-eat lunch kits. Profits for the processed meats operations were below year-ago levels, but lower pork input costs and better net pricing policies are driving improving trends for these operations.

The company is planning for year-over-year operating profit improvement for the overall segment in the second half of the fiscal year, largely because of the segment's weak results in the second half of last fiscal year and the expected ramp-up of better execution in the second half of this fiscal year. The favorable impact of pricing, SKU rationalization, and trade promotion initiatives within the processed meats operations is expected to contribute to the second-half improvement, as are modest improvements in other areas of the Retail Products segment.

             Foodservice Products Segment (23% of YTD company sales)

Sales for the Foodservice Products segment were $823 million for the second quarter. Although volumes increased 2%, net sales declined 1% compared with last year due to a less favorable sales mix. Segment operating profit was $87 million in the second quarter, down from $93 million in the same period last year. In addition to the business trends cited below, the overall profit decline reflects higher operating costs, such as fuel and energy, transportation, and warehousing. Specialty potato products posted sales and operating profit growth due to strong volume increases with key customers. The culinary products line, which includes lunch meats, prepared entrees, condiments, and branded consumer products, posted lower sales and operating profit due to lower volumes. Seafood products sales were in line with last year but operating profit declined due to higher product and transportation costs.

               Food Ingredients Segment (18% of YTD company sales)

During the quarter, sales for the Food Ingredients segment were $688 million, slightly below the second quarter last year. Segment operating profit was $53 million, down from $79 million in the year-ago period; the decrease was primarily related to a less favorable environment for the commodity trading and merchandising operations. Those operations, which include trading and merchandising energy, grains, fertilizer, and other input commodities, contributed $22 million of the segment's total operating profit, compared with $49 million of the segment's total operating profit in the second quarter of last year. Specialty ingredients products, which include seasonings, flavorings, and milled products, posted a decline in operating profit due to higher product costs and a less favorable mix.

Other Items

o Equity investments posted a loss of $17 million for the second quarter, reflecting impairment charges of $24 million for revised estimates of value for a joint venture. For the same quarter last year, equity investment earnings were $15 million.

o For the second quarter, corporate expense was $103 million, compared with $77 million for the same period a year ago. $19 million of expense in the current quarter is related to the accelerated recognition of benefits in connection with the recent transition of certain key executives. Current quarter amounts also include increased professional fees, some of which relate to developing plans to reduce the company's effective tax rate in the future.

o For the quarter, capital expenditures for property, plant, and equipment totaled $64 million compared with $149 million last year. This was due to reductions in software licenses, facility expenditures, and enhanced disciplines over capital spending. Depreciation and amortization expense was approximately $89 million for the quarter versus $84 million a year ago. Dividends paid totaled $141 million versus $134 million last year. Net interest expense for the quarter was $62 million compared with $86 million last year. This was largely driven by reduced debt levels and improved average cash balances.

o At the end of the second quarter, interest-bearing debt was $4.4 billion, compared with $5.4 billion for the same period a year ago. As part of regularly scheduled debt repayment, the company repaid approximately $100 million of debt during the quarter. Included in the current portion of long-term debt is $400 million of 7.125% senior debt due October 2026 that was reclassified because of a put option that is exercisable by the holders of the debt from Aug. 1, 2006 to Sept. 1, 2006. Based on current market conditions, the company does not anticipate the holders to exercise the put option, and therefore expects to reclassify the $400 million debt back into senior long-term debt after Sept. 1, 2006 when the put option has expired. Consistent with its most recent 8-K filing, over the next few months the company plans to redeem approximately $500 million of 6% senior debt originally due September 2006. As of the end of the second quarter, the company had more than $680 million of cash and cash equivalents on hand.

o During the quarter the company's effective tax rate was approximately 39%, reflecting the non-deductibility of the $24 million asset impairment. Without this charge the company's effective tax rate related to ongoing operations would have been approximately 36%. The company currently expects the effective tax rate for the second half of fiscal 2006 to be approximately 36%, excluding items that impact comparability.

Outlook

As previously stated, the company expects that some of the factors negatively impacting the second quarter likely will continue into the second half of fiscal year 2006. While dependent upon various factors, the company's internal plans are for year-over-year EPS growth in the second half of fiscal 2006, excluding items impacting comparability, largely because of the company's relatively weak performance in the second half of fiscal 2005.

March Analyst Event

The company will host an analyst event on March 16, 2006 at The Equitable in New York City from 9 a.m. EST to 12 p.m. EST to announce the company's future strategies and action plans. Management's comments and presentation materials will be webcast and archived on the company's Web site. Analysts and investors interested in attending this event should contact the company's investor relations department at 1-402-595-4157 for details.

Major Items Affecting Second-Quarter Fiscal 2006 EPS Comparability

Included in the $0.31 diluted EPS for the second quarter of fiscal 2006 (EPS amounts after tax):

o Expense of $0.05 per diluted share resulting from asset impairment charges associated with a joint venture, classified within the results of equity method investments.

o Expense of $0.02 per diluted share related to the accelerated recognition of benefits in connection with the recent transition of certain key executives, classified as corporate expense.

Included in the $0.46 diluted EPS for the second quarter of fiscal 2005 (EPS amounts after tax):

o    Loss of $0.01 per diluted share from discontinued operations.

Discussion of Results

ConAgra Foods will host a conference call at 10 a.m. EST to discuss second-quarter results. Following the company's remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-447-8217 and 1-706-679-0415, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 2 p.m. EST. To access the digital replay, a conference ID number will be required. Domestic participants should dial 1-800-642-1687, and international participants should dial 1-706-645-9291 and enter conference ID 1925994. A rebroadcast also will be available on the company's Web site.

In addition, the company has posted a question-and-answer supplement relating to this release at www.conagrafoods.com/investors. To view recent company news, please visit www.conagrafoods.com/media.

ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf and many others. For more information, please visit us at www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

ConAgra Foods, Inc.

Segment Operating Results
In millions
                                                                                        SECOND QUARTER
                                                             ---------------------------------------------------------------------
                                                                 13 Weeks Ended            13 Weeks Ended
                                                             ------------------------  -----------------------  ------------------

                                                                November 27, 2005        November 28, 2004       Percent Change
                                                             ------------------------  -----------------------  ------------------
SALES
Retail Products                                                 $    2,299.5              $    2,485.4                 (7.5)%
Foodservice Products                                                   822.7                     832.4                 (1.2)%
Food Ingredients                                                       688.0                     691.3                 (0.5)%
                                                             ------------------------  -----------------------
    Total                                                            3,810.2                   4,009.1                 (5.0)%
                                                             ------------------------  -----------------------

OPERATING PROFIT
Retail Products                                                 $      310.5              $      373.0                (16.8)%
Foodservice Products                                                    87.3                      92.5                 (5.6)%
Food Ingredients                                                        53.2                      79.2                (32.8)%
                                                             ------------------------  -----------------------
   Total operating profit for segments                                 451.0                     544.7                (17.2)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
     General corporate expense                                        (103.0)                    (77.1)                 33.6%
     Interest expense, net                                             (62.2)                    (85.8)                (27.5)%
                                                             ------------------------  -----------------------
Income from continuing operations before income taxes and
equity method investment earnings (loss)                       $       285.8             $       381.8                (25.1)%
                                                             ========================  =======================


     Segment operating profit excludes general corporate expense, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.


ConAgra Foods, Inc.

Segment Operating Results
In millions
                                                                                         YEAR TO DATE
                                                             ----------------------------------------------------------------------
                                                                  26 Weeks Ended            26 Weeks Ended
                                                             -------------------------  -----------------------  ------------------

                                                                November 27, 2005         November 28, 2004       Percent Change
                                                             -------------------------  -----------------------  ------------------
SALES
Retail Products                                                 $    4,241.1               $    4,499.6                 (5.7)%
Foodservice Products                                                 1,612.6                    1,624.6                 (0.7)%
Food Ingredients                                                     1,319.4                    1,268.1                   4.0%
                                                             -------------------------  -----------------------
    Total                                                            7,173.1                    7,392.3                 (3.0)%
                                                             -------------------------  -----------------------

OPERATING PROFIT
Retail Products                                                  $     521.2               $      582.8                (10.6)%
Foodservice Products                                                   166.8                      158.9                   5.0%
Food Ingredients                                                       129.5                      139.3                 (7.0)%
                                                             -------------------------  -----------------------
   Total operating profit for segments                                 817.5                      881.0                 (7.2)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
     General corporate expense                                        (176.0)                    (140.7)                 25.1%
     Gain on sale of Pilgrim's Pride Corporation common
     stock                                                             329.4                        -                   100.0%

     Interest expense, net                                            (130.3)                    (159.2)               (18.2)%
                                                             -------------------------  -----------------------
Income from continuing operations before income taxes and
equity method investment earnings (loss)                       $       840.6              $       581.1                  44.7%
                                                             =========================  =======================


     Segment operating profit excludes general corporate expense, gain on sale of Pilgrim's Pride Corporation common stock, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts                                                  SECOND QUARTER
                                                              -----------------------------------------------------------------
                                                                 13 Weeks Ended         13 Weeks Ended
                                                              ---------------------- ---------------------- -------------------
                                                                November 27, 2005      November 28, 2004         Percent
                                                                                                                  Change
                                                              ---------------------- ---------------------- -------------------
Net sales                                                         $   3,810.2            $   4,009.1                 (5.0)%
Costs and expenses:

Cost of goods sold                                                    3,003.0                3,108.1                 (3.4)%

Selling, general and administrative expenses                            459.2                  433.4                   6.0%

Interest expense, net                                                    62.2                   85.8                (27.5)%
                                                              ---------------------- ----------------------
Income from continuing operations before income taxes and
equity method investment earnings (loss)                                285.8                381.8                  (25.1)%
Income tax expense                                                      106.2                151.3                  (29.8)%
Equity method investment earnings (loss)                                (16.7)                15.1                    *
                                                              ---------------------- ----------------------
Income from continuing operations                                       162.9                245.6                  (33.7)%

Income (loss) from discontinued operations, net of tax                    0.2                 (6.0)                   *
                                                              ---------------------- ----------------------

Net income                                                        $     163.1            $   239.6                  (31.9)%
                                                              ====================== ======================

Earnings per share - basic

Income from continuing operations                                 $      0.31            $    0.48                  (35.4)%
                                                                                             (0.01)
Income from discontinued operations                                         -                                         *
                                                              ---------------------- ----------------------
Net income                                                        $      0.31            $    0.47                  (34.0)%
                                                              ====================== ======================

Weighted average shares outstanding                                     518.7                513.7                    1.0%
                                                              ====================== ======================

Earnings per share - diluted

Income from continuing operations                                 $      0.31            $    0.47                  (34.0)%
                                                                                             (0.01)
Income from discontinued operations                                         -                                         *
                                                              ---------------------- ----------------------
Net income                                                        $      0.31            $    0.46                  (32.6)%
                                                              ====================== ======================

Weighted average share and share equivalents
    outstanding                                                         521.0                517.5                    0.7%
                                                              ====================== ======================


* Measurement not meaningful.

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts                                                   YEAR TO DATE
                                                              -----------------------------------------------------------------
                                                                 26 Weeks Ended         26 Weeks Ended
                                                              ---------------------- ---------------------- -------------------
                                                                November 27, 2005      November 28, 2004         Percent
                                                                                                                  Change
                                                              ---------------------- ---------------------- -------------------
Net sales                                                         $   7,173.1            $   7,392.3                 (3.0)%
Costs and expenses:

Cost of goods sold                                                    5,638.4                5,808.4                 (2.9)%

Selling, general and administrative expenses                            893.2                  843.6                   5.9%

Interest expense, net                                                   130.3                  159.2                 (18.2)%
Gain on sale of Pilgrim's Pride Corporation common stock                329.4                  -                     100.0%
                                                              ---------------------- ----------------------
Income from continuing operations before income taxes and               840.6                581.1                    44.7%
equity method investment earnings (loss)
Income tax expense                                                      299.8                232.3                    29.1%
Equity method investment earnings (loss)                                (30.6)                29.2                    *
                                                              ---------------------- ----------------------
Income from continuing operations                                       510.2                378.0                    35.0%

Income (loss) from discontinued operations, net of tax                    5.0                 (3.7)                   *
                                                              ---------------------- ----------------------

Net income                                                         $    515.2            $   374.3                    37.6%
                                                              ====================== ======================

Earnings per share - basic

Income from continuing operations                                  $     0.98            $    0.74                    32.4%
Income from discontinued operations                                      0.01                (0.01)                   *
                                                              ---------------------- ----------------------

Net income                                                         $     0.99            $    0.73                    35.6%
                                                              ====================== ======================

Weighted average shares outstanding                                     518.4                515.7                     0.5%
                                                              ====================== ======================

Earnings per share - diluted

Income from continuing operations                                  $     0.98            $    0.73                    34.2%
                                                                                             (0.01)
Income from discontinued operations                                      0.01                                         *
                                                              ---------------------- ----------------------
Net income                                                         $     0.99            $    0.72                    37.5%
                                                              ====================== ======================

Weighted average share and share equivalents
    outstanding                                                         520.8                519.7                     0.2%
                                                              ====================== ======================


* Measurement not meaningful.

ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions
                                                                       November 27, 2005        November 28, 2004
                                                                      ---------------------    --------------------
ASSETS
Current assets
  Cash and cash equivalents                                              $      687.4             $    353.2
  Receivables, less allowance for doubtful accounts
    Of  $31.9 and $30.8                                                       1,362.5                1,499.6
  Inventories                                                                 2,850.1                2,905.6


   Prepaid expenses and other current assets                                    558.9                  449.6


   Current assets of discontinued operations                                      2.2                  402.6
                                                                      ---------------------    --------------------
        Total current assets                                                  5,461.1                5,610.6

Property, plant and equipment, net                                            2,807.8                2,931.0
Goodwill                                                                      3,792.7                3,804.8
Brands, trademarks and other intangibles, net                                   818.7                  826.2
Other assets                                                                    428.4                1,101.2
Noncurrent assets of discontinued operations                                        -                   49.6
                                                                      ---------------------    --------------------
                                                                           $  13,308.7            $ 14,323.4
                                                                      =====================    ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Notes payable                                                           $      10.7            $      4.4
  Current installments of long-term debt                                         920.4                 766.4
  Accounts payable                                                             1,012.8               1,151.5
  Advances on sales                                                              214.7                 131.8
  Accrued payroll                                                                229.6                 232.2

   Other accrued liabilities                                                   1,308.2               1,354.2
  Current liabilities of discontinued operations                                   1.2                 140.7
                                                                      ---------------------    --------------------
        Total current liabilities                                              3,697.6               3,781.2

Senior long-term debt, excluding current installments                          3,036.8               4,189.3
Subordinated debt                                                                400.0                 400.0
Other noncurrent liabilities                                                   1,132.8               1,140.7
Common stockholders' equity                                                    5,041.5               4,812.2
                                                                      ---------------------    --------------------
                                                                           $  13,308.7              $ 14,323.4
                                                                      =====================    ====================